Exhibit 99.1

For More Information, Contact: Cygnus, Inc. Cygnus Corporate Communications (650) 369-4300 www.cygn.com

For Immediate Release

Cygnus, Inc. Files Lawsuit Against Sankyo Pharma Inc. and Sankyo Co., Ltd.
Seeking Damages in Excess of $450 Million Relating to
the GlucoWatch® Biographer Business

Redwood City, CA: October 6, 2003: Cygnus, Inc. (OTCBB:CYGN) filed a complaint in the Superior Court of the State of California for the County of San Mateo against Sankyo Pharma Inc. (“Sankyo US”), a Delaware corporation, and Sankyo Co., Ltd. (“Sankyo Japan”), a large Japanese pharmaceutical and medical products company, for breach of contract and intentional interference with contract relating to the sales, marketing and distribution of Cygnus’ GlucoWatch® Biographer products. Cygnus is seeking compensatory damages in excess of $450 million, and other relief.

According to Cygnus’ complaint, at an October 2, 2003 meeting in Cygnus’ offices, Sankyo US stated that it was stopping performance of its contractual obligations pursuant to instructions it had received from its parent company, Sankyo Japan. In addition, Sankyo US acknowledged that it had not paid invoices owed to Cygnus of over $6 million and informed Cygnus that it had no intention of remitting payment. The specific cause of action against Sankyo Japan is its intentional and tortious interference with contractual relations, causing damages to Cygnus in an amount to be determined at trial, and entitling Cygnus to punitive damages.

At the October 2, 2003 meeting, Sankyo US stated that it was using California Commercial Code, Section 2609(1) as a purported legal basis for ceasing performance of its contractual obligations. Section 2609(1) generally gives parties the right to demand adequate assurance of due performance by their counterparty of its contractual obligations if reasonable grounds of insecurity arise with respect to performance by the counterparty. Sankyo US has stated that it has grounds for insecurity regarding Cygnus’ financial position and its ability to perform under the Sales, Marketing and Distribution Agreement and certain other related agreements between Sankyo US and Cygnus (the “GlucoWatch Agreements”). Cygnus’ obligations to Sankyo US are discussed in Cygnus’ Annual Report on Form 10-K for 2002, as amended, and Quarterly Reports on Form 10-Q for the first two quarters of 2003 filed with the Securities and Exchange Commission. Sankyo US has stated that Cygnus’ failure to respond to this demand within 14 days, or delivery of inadequate assurances, will constitute a repudiation of the GlucoWatch Agreements by Cygnus, at which point Sankyo US will be entitled to terminate the GlucoWatch Agreements.

“Since signing the first agreement with Sankyo US in November 2001, Sankyo US’s management has frequently stated their long-term commitment to the success of the GlucoWatch Biographer business, including statements made at meetings with our Board of Directors and at Cygnus’ annual stockholder meetings,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “In a telephone conversation with Sankyo US’s top management on October 2, 2003, Sankyo US stated that based on their recent return on investment projections they were no longer interested in continuing to sell, market or distribute Cygnus’ GlucoWatch products,” Mr. Hodgman added.

“Sankyo Japan’s decision to instruct Sankyo US to abandon its contractual obligations will cause severe injury to the GlucoWatch Biographer business, to Cygnus and its stockholders, and to current and future Biographer customers who rely on the Biographer to help them control their diabetes. We intend to vigorously defend our rights under the GlucoWatch Agreements and are pursuing all available remedies, including compensatory and punitive damages,” concluded Mr. Hodgman.

Cygnus has retained the Los Angeles law firm of Irell & Manella LLP (www.irell.com) and attorneys Morgan Chu, Esq., and Jonathan Kagan, Esq., to represent Cygnus in this action.

About Cygnus

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

This news release contains statements concerning Cygnus’ allegations and expectations regarding its rights under the GlucoWatch Agreements, Sankyo US’s and Sankyo Japan’s breach thereof and interference therewith, and the capabilities and potential of the GlucoWatch Biographer business. These statements constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on a reasonable perception of the facts and reasonable assumptions and expectations, the statements are subject to and involve numerous uncertainties and risks. Factors that could affect the actual results include potentially unknown facts and matters that will be discovered during the course of the litigation, and the effects of other creditors’ claims on our financial position. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company disclaims any responsibility for updating any such forward-looking statements.

NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

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